Exhibit 10.48

THIRD AMENDMENT TO
STEMONIX, INC.
2015 STOCK OPTION PLAN

THIS THIRD AMENDMENT TO STEMONIX, INC. 2015 STOCK OPTION PLAN (this “Amendment”) is made effective as July 31, 2020.

RECITALS

A. StemoniX, Inc., a Minnesota corporation (the “Company”) adopted that certain 2015 Stock Option Plan (the “Plan”) as of May 4, 2015, as amended by that certain First Amendment, dated as of February 17, 2017, and as further amended by that certain Second Amendment, dated as of December 12, 2019.

B. Section 8 of the Plan permits the Board of Directors of the Company (the “Board”) to amend the Plan.

C. On the date hereof, the Board approved an amendment to the definition of “Change in Control” as defined in Section 1.4 of the Plan to add a clarifying sentence at the end of the definition of “Change in Control.”

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Plan is hereby amended as follows:

1. Change in Control. Section 1.4 of the Plan is hereby amended and restated in its entirety to read as follows:

The term “Change in Control” shall mean:

(a) the acquisition by any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Exchange Act (other than the Company and its subsidiaries as determined immediately prior to that date) of beneficial ownership, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of a majority of the total combined voting power of all classes of Stock of the Company having the right under ordinary circumstances to vote at an election of the Board, if such person or group deemed a person prior to such acquisition was not a beneficial owner of at least five percent (5%) of such total combined voting power of the Company;

(b) the merger or consolidation of the Company with another corporation or other entity where (i) shareholders of the Company immediately prior to such merger or consolidation would not beneficially own following such merger or consolidation shares entitling such shareholders to a majority of all votes (without consolidation of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of the surviving corporation would be entitled in the election of directors, or (ii) where the members of the Board, immediately prior to such merger or consolidation, would not, immediately after such merger or consolidation, constitute a majority of the board of directors of the surviving corporation; or

(c) the sale of all or substantially all of the assets of the Company.

For the avoidance of doubt, notwithstanding anything to the contrary herein, a “Change in Control” shall not include a transaction or series of transactions following which the shareholders of the Company as of immediately prior to such transaction or series of transactions hold a majority of the voting power of the continuing or surviving entity, or of an entity controlling the continuing or surviving entity, immediately after such transaction or series of transactions.

2. Remaining Terms. Except as expressly set forth in this Amendment, all other terms and provisions of the Plan shall remain in full force and effect.

3. Governing Law. This Amendment and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the internal laws, without regard to the law pertaining to choice or conflict of laws, of the State of Minnesota.

4. Method of Execution. This Amendment may be executed by pdf or other facsimile.

5. Binding Effect. This Amendment shall be binding upon the Company and recipients of awards under the Plan, and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

StemoniX, Inc.

By:	/s/ Yung-Ping Yeh
Name:	Yung-Ping Yeh
Its:	Chief Executive Officer